Exhibit 5.1

300 WEST VINE STREET SUITE 2100 LEXINGTON, KY 40507-1801 MAIN: (859) 231-3000 FAX: (859) 253-1093

April 24, 2015

Kentucky Bancshares, Inc.

339 Main Street

Paris, KY 40361

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Kentucky Bancshares, Inc., a Kentucky corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to up to 263,456 shares of common stock, no par value per share of the Company (the “Shares”) to be issued by the Company pursuant to the terms of the Agreement and Plan of Share Exchange, dated as of January 21, 2015, by and between the Company and Madison Financial Corporation, a Kentucky corporation (the “Share Exchange Agreement”).

For the purposes of giving this opinion, we have examined the Registration Statement, the Share Exchange Agreement and the articles of incorporation and bylaws of the Company. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such later documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that (a) the Shares are or will be, upon issuance, legally authorized and, (b) when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued upon the terms and conditions set forth in the Registration Statement and as set forth in the Share Exchange Agreement, the Shares will be validly issued, fully paid and nonassessable.

We are members of the Bar of the Commonwealth of Kentucky and we express no opinion herein as to any law other than the federal laws of the United States and the Kentucky Business Corporation Act.

We hereby consent to be named in the Registration Statement and in the related proxy statement-prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ STOLL KEENON OGDEN PLLC